Exhibit 10.5

INTERCREDITOR AGREEMENT

Dated as of September 18, 2023

among

ATW Special situations iI llc,

as First Lien Collateral Agent,

and

ATW Special situations i llc,

as Second Lien Collateral Agent,

and acknowledged and agreed to by

NAUTICUS ROBOTICS, INC.,

as the Company,

and the other Grantors referred to herein

i

6.9	Separate Grants of Security and Separate Classification	31
6.10	Effectiveness in Insolvency or Liquidation Proceedings	31
SECTION 7.	Reliance; Waivers; Etc	32
7.1	Reliance	32
7.2	No Warranties or Liability	32
7.3	No Waiver of Lien Priorities	33
7.4	Obligations Unconditional	33
SECTION 8.	Miscellaneous	34
8.1	Integration/Conflicts	34
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	34
8.3	Amendments; Waivers	35
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	35
8.5	Subrogation	36
8.6	[Reserved]	36
8.7	Submission to Jurisdiction; Certain Waivers	37
8.8	WAIVER OF JURY TRIAL	37
8.9	Notices	38
8.10	Further Assurances	38
8.11	APPLICABLE LAW	38
8.12	Binding on Successors and Assigns	39
8.13	Section Headings	39
8.14	Counterparts	39
8.15	Authorization	39
8.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	39
8.17	No Indirect Actions	40
8.18	Additional Grantors	40
8.19	Equity Rights	40

EXHIBITS

Exhibit A – Joinder Agreement (Additional Grantors)

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of September 18, 2023, and entered into by and among ATW Special Situations II LLC, as collateral agent for the holders of the First Lien Obligations (as defined below) (in such capacity and together with its successors from time to time, the “First Lien Collateral Agent”), and ATW Special Situations I LLC, as agent for the holders of the Second Lien Obligations (as defined below) (in such capacity and together with its successors from time to time, the “Second Lien Collateral Agent”), and acknowledged and agreed to by NAUTICUS ROBOTICS, INC., a Delaware corporation (the “Company”), and the other Grantors (as defined below) party hereto from time to time. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders party thereto and the First Lien Collateral Agent have entered into the Term Loan Agreement dated as of even date herewith (as amended, modified, supplemented, or amended and restated from time to time in accordance with the terms of this Agreement, “First Lien Credit Agreement”);

In connection with the Securities Purchase Agreement dated as of December 16, 2021, the Company issued its 5% Original Issue Discount Senior Secured Convertible Debentures dated as of September 9, 2022, in the original aggregate principal amount of $36,530,320 (as amended, modified, supplemented, or amended and restated from time to time in accordance with the terms of this Agreement, the “Second Lien Credit Agreement”);

Pursuant to (i) the First Lien Credit Agreement, the Company has caused, and has agreed to cause, certain of the Company’s current and future Subsidiaries to guarantee the First Lien Obligations (as defined below) pursuant to the Subsidiary Guarantee dated as of the date hereof (as amended, modified, supplemented or amended and restated from time to time, the “First Lien Guarantee”) and (ii) the Second Lien Credit Agreement, the Company has caused certain of the Company’s current and future Subsidiaries to guarantee the Second Lien Obligations (as defined below) pursuant to the Subsidiary Guarantee dated as of September 9, 2022 (as amended, modified, supplemented or amended and restated from time to time, the “Second Lien Guarantee”);

The obligations of the Company and the other Grantors under the First Lien Credit Agreement and the obligations under the First Lien Guarantee of the Company the Company’s Subsidiaries party thereto will be secured on a first-priority basis by liens on substantially all the assets of the Company and such Subsidiaries (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Guarantor Subsidiaries”), pursuant to the terms of the First Lien Collateral Documents (as defined below);

The obligations of the Company under the Second Lien Credit Agreement and the obligations of the Company and the Guarantor Subsidiaries under the Second Lien Guarantee will be secured on a second-priority basis by liens on substantially all the assets of the Company and the Guarantor Subsidiaries, pursuant to the terms of the Second Lien Collateral Documents (as defined below);

The First Lien Loan Documents and the Second Lien Loan Documents (each, as defined below) provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral (as defined below); and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the First Lien Collateral Agent (on behalf of each First Lien Claimholder (as defined below)) and the Second Lien Collateral Agent (on behalf of each Second Lien Claimholder (as defined below)), intending to be legally bound, hereby agrees as follows:

AGREEMENT

Section 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Claimholders” means the First Lien Claimholders or the Second Lien Claimholders, as the context may require.

“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, constituting First Lien Collateral and Second Lien Collateral.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as the context may require.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Liens” has the meaning set forth in Section 2.3.

“DIP Financing” has the meaning set forth in Section 6.3.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a) payment in full in cash of the principal of and accrued and unpaid interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Loan Documents and constituting First Lien Obligations;

(b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification or reimbursement obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations.

“Discharge of Second Lien Obligations” means each of the following has occurred:

(a) payment in full in cash of the principal of and accrued and unpaid interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Second Lien Loan Documents and constituting Second Lien Obligations;

(b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification or reimbursement obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, to conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of marketing, promoting, and selling Collateral, in each case under the First Lien Loan Documents or the Second Lien Loan Documents;

(c) receive a transfer of Collateral in satisfaction of Indebtedness under the First Lien Loan Documents or the Second Lien Loan Documents or any other Obligation secured thereby; or

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of Equity Interests comprising Collateral);

provided, however, that, in all events, notwithstanding anything contained herein to the contrary, the exercise by the First Lien Collateral Agent, any First Lien Claimholder, the Second Lien Collateral Agent, any Second Lien Claimholder or any affiliate of any of the foregoing of any rights with respect to any equity, equity component or conversion feature under the First Lien Credit agreement, the First Lien Loan Documents, the Second Lien Credit Agreement and Second Lien Loan Documents, including, without limitation, any conversion, redemption or exchange (in whole or in part) of the First Lien Debt or the Second Lien Debt into Equity Interests, any amendment, waiver or modification to any of the terms and/or conditions of any equity, equity component, exchange or conversion feature under the First Lien Credit Agreement, the First Lien Loan Documents, the Second Lien Credit Agreement and/or Second Lien Loan Documents, as applicable and/or any subscription agreement, registration rights agreement and/or any other related document, agreement and/or Equity Interest, the exercise of any term or condition of any Equity Interest (including, without limitation, any warrants, options or ratchets), the exercise of any rights under any subscription agreement, registration rights agreement, and/or any other related document, agreement and/or Equity Interest, and/or organizational documents (including any shareholder agreements) of any Grantors, in each case, with respect to any Equity Interest of any Grantor (whether or not outstanding as of the date hereof), or any sale or resale of any Equity Interests of the Grantors (collectively referred to as “Equity Rights”), shall not constitute an Enforcement Action by the First Lien Collateral Agent, any First Lien Claimholder, the Second Lien Collateral Agent or any Second Lien Claimholder, and neither such Equity Interests, nor any Equity Interest Proceeds with respect thereto, shall be subject to any subordination or other restrictive provisions provided in this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, the rights of the Second Lien Collateral Agent and any Second Lien Claimholders to cash payments of Second Lien Obligations pursuant to the Second Lien Loan Documents, solely to the extent settled in cash (and not settled, converted or exchanged in equity or equity-linked securities) is subject to the terms of this Agreement.

“Enforcement Notice” has the meaning set forth in Section 3.1(h).

“Equity Interests” means any capital stock or other security of the any Person or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of such Person or any of its subsidiaries, including, without limitation, common equity, preferred equity, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to, directly or indirectly, purchase or acquire any such Equity Interest.

“Equity Interest Proceeds” means any cash or other asset proceeds received by any Person from the sale or resale of any Equity Interest (or any capital stock issued or issuable upon conversion, exercise or exchange of any Equity Interest, as applicable).

“Equity Rights” has the meaning given to such term in the definition of Enforcement Action.

“Excess First Lien Obligations” means any First Lien Obligations that would constitute First Lien Obligations if not for the First Lien Cap Amount together with interest, fees and expenses to the extent directly related to such First Lien Obligations that are in excess of the First Lien Cap Amount.

“First Lien Cap Amount” means, at any time and in respect of First Lien Obligations, a principal amount equal to the sum of (i) $20,000,000, minus (ii) the amount of any repayments and commitment reductions with respect to the First Lien Obligations.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders and the agents under the First Lien Loan Documents.

“First Lien Collateral” means all of the assets and property of the Company or any other Grantor, whether real, personal or mixed, in which the holders of First Lien Obligations (or the First Lien Collateral Agent) hold, purport to hold or are required to hold, a security interest at such time (or are deemed pursuant to Section 2 to hold a security interest), including any property subject to Liens granted pursuant to Section 6 to secure the First Lien Obligations, including any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“First Lien Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Collateral Documents” means the Security Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the First Lien Loan Documents.

“First Lien Guarantee” has the meaning set forth in the Recitals to this Agreement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Loan Documents.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Transaction Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“First Lien Obligations” means, subject to clause (c) hereof, the following:

(a) all “Obligations” (as such term is defined in the First Lien Credit Agreement) and other obligations outstanding under, and all other obligations in respect of, the First Lien Credit Agreement and the other First Lien Loan Documents;

(b) to the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Lien Loan Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations”; and

(c) notwithstanding the foregoing, if the sum of principal portion of the First Lien Obligations, is in excess of the First Lien Cap Amount, then only that principal portion of the First Lien Obligations equal to the First Lien Cap Amount shall be included in First Lien Obligations, and interest, fees, reimbursement obligations and other amounts with respect to such Indebtedness. The principal portion of First Lien Obligations in excess of the First Lien Cap Amount and all interest, fees and other Obligations related to such excess shall constitute Excess First Lien Obligations under this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each of the other Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver any First Lien Collateral Document or Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any First Lien Obligations or Second Lien Obligations, as the context may require.

“Guarantor Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Indebtedness” means and includes all indebtedness for borrowed money.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit A hereto required to be executed pursuant to Section 8.18 hereof.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“New Agent” has the meaning set forth in Section 5.6.

“New First Lien Debt Notice” has the meaning set forth in Section 5.6.

“Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Loan Documents or the Second Lien Loan Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7.

“Recovery” has the meaning set forth in Section 6.5.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Collateral Agent under the Second Lien Loan Documents.

“Second Lien Collateral” means all of the assets and property of the Company or any other Grantor, whether real, personal or mixed, in which the holders of Second Lien Obligations (or the Second Lien Collateral Agent) hold, purport to hold or are required to hold, a security interest at such time, including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations, including any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Claimholder.

“Second Lien Collateral Documents” means the any agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Second Lien Loan Documents.

“Second Lien Guarantee” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Collateral Agent” has the meaning set forth in the Preamble of this Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the Transaction Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means all obligations outstanding under, and all other obligations in respect of, the Second Lien Credit Agreement and the other Second Lien Loan Documents. “Second Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” means, with respect to any Person (the “parent”), any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person or, in the case of a partnership, constituting a majority of the outstanding voting general partnership interests of such Person (in each case irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more of the Subsidiaries of the parent.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference herein to any agreement, instrument or other document, shall be construed as referring to such agreement, instrument or other document, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns from time to time;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.

2.2 Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, and the First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any other First Lien Claimholder or the Second Lien Collateral Agent or any other Second Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any First Lien Obligations if the First Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or the First Lien Collateral Agent states in writing that the First Lien Loan Documents prohibit the First Lien Collateral Agent from accepting a Lien on such asset or property, or the First Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined lien, a “First Lien Declined Lien”).

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided that this provision will not be violated with respect to any Second Lien Obligations if the Second Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and the Second Lien Collateral Agent states in writing that the Second Lien Loan Documents prohibit the Second Lien Collateral Agent from accepting a Lien on such asset or property, or the Second Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined lien, a “Second Lien Declined Lien” and, together with the First Lien Declined Liens, the “Declined Liens”).

If any Second Lien Collateral Agent or any Second Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the first-priority Liens, other than any Declined Liens, securing all First Lien Obligations under the First Lien Collateral Documents, such Second Lien Collateral Agent or Second Lien Claimholder shall notify the First Lien Collateral Agent promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Declined Lien, on such assets or property to the First Lien Collateral Agent as security for the First Lien Obligations, such Second Lien Collateral Agent and Second Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent and the other First Lien Claimholders, other than any First Lien Claimholders whose First Lien Loan Documents prohibit them from taking such Liens, as security for the First Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any First Lien Collateral Agent and/or the First Lien Claimholders, the Second Lien Collateral Agent, on behalf of each Second Lien Claimholder, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. If the First Lien Collateral Agent, any First Lien Lender or any First Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any First Lien Obligations that are not also subject to the second-priority Liens, other than any Declined Liens, securing all Second Lien Obligations under the Second Lien Collateral Documents, the First Lien Collateral Agent, such First Lien Lender or such First Lien Claimholder (i) shall notify the Second Lien Collateral Agent promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Declined Lien, on such assets or property to the Second Lien Collateral Agent as security for the Second Lien Obligations, the First Lien Collateral Agent, such First Lien Lender and First Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of the Second Lien Collateral Agent and the other Second Lien Claimholders. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any of the Second Lien Collateral Agent and/or the Second Lien Claimholders, the First Lien Collateral Agent, on behalf of each First Lien Claimholder, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. The parties hereto agree that, subject to the immediately preceding paragraph and Declined Liens, it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.10, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 2.3, shall be in all material respects the same forms of documents other than with respect to provisions (x) to reflect the first lien and the second lien nature of the Obligations thereunder and (y) relating to the Equity Rights.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, neither the First Lien Collateral Agent or the First Lien Claimholders, on one hand, nor the Second Lien Collateral Agent or the Second Lien Claimholders, on the other hand, shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the other. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand and such provisions shall not impose on the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

2.6 No Claim Subordination. The subordination of Liens securing Second Lien Obligations to Liens securing First Lien Obligations set forth in this Section 2 affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any First Lien Claimholder or Second Lien Claimholder to receive and retain required payments of interest, principal, and other amounts in respect of a First Lien Obligation or Second Lien Obligation (other than in connection with a turnover of proceeds of Collateral pursuant to this Agreement in connection with an Enforcement Action), as applicable, or exercise any rights with respect to any Equity Rights or any Equity Interests or Equity Interest Proceeds, as applicable.

2.7 [Reserved].

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent and the Second Lien Claimholders:

(1) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the earlier of: (i) following the occurrence of any Event of Default under any Second Lien Loan Document, the date on which the First Lien Collateral Agent was given notice thereof in accordance with Section 8.9 and (ii) following the occurrence of the acceleration of the Second Lien Obligations, the date on which the First Lien Collateral Agent was given notice thereof in accordance with Section 8.9 (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral so long as, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Agent or First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action with respect to all or any material portion of the Collateral or the Company or any other Grantor is then, and then only for so long as it remains, a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding (with prompt notice of such exercise to be given to the Second Lien Collateral Agent);

(2) will not contest, protest, hinder, delay, or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise (including any Enforcement Action initiated by or supported by the First Lien Collateral Agent or any First Lien Claimholder);

(3) subject to their rights under clause (a)(1) above, will not object to the forbearance by the First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 hereof and applicable law (to the extent such law is not inconsistent with the priority of distributions provided under Section 4.1 hereof);

(4) will not attempt to direct the First Lien Collateral Agent or the First Lien Claimholders to exercise any right, remedy or power with respect to the Collateral or exercise any consent to the exercise by the First Lien Collateral Agent or the First Lien Claimholders of any right, remedy or power with respect to the Collateral;

(5) will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the First Lien Collateral Agent or the First Lien Claimholders seeking damages or other relief by way of specific performance, instructions or otherwise with respect to, and neither the First Lien Collateral Agent or the First Lien Claimholders will be liable for, any action taken or omitted to be taken by any of them with respect to the Collateral;

(6) will not take any action to cause or attempt to cause any Lien on the Collateral securing the Second Lien Obligations to be senior to or pari passu with the Liens securing the First Lien Obligations; and

(7) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement or the enforceability of any Lien securing the First Lien Obligations. The foregoing shall not be construed to prohibit the Second Lien Collateral Agent from enforcing the provisions of this Agreement.

(b) [Reserved].

(c) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Collateral Agent and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action (except that Second Lien Collateral Agent shall have the credit bid rights set forth in Section 3.1(d)(7)), and subject to Section 5.1, to make determinations regarding the release or dispositions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Claimholder; provided that any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed to the Second Lien Collateral Agent in accordance with the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with this Agreement and any applicable law and without consultation with the Second Lien Collateral Agent or any Second Lien Claimholder. Such exercise and enforcement shall include, subject to compliance with applicable laws, the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(d) Notwithstanding the foregoing, the Second Lien Collateral Agent and any Second Lien Claimholder may:

(1) vote, file proofs of claim and take any other action not in violation of the provisions of this Agreement with respect to the Second Lien Obligations in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect the validity, enforceability, perfection or priority (to the extent permitted by this Agreement) of its Lien on the Collateral and neither the First Lien Collateral Agent nor the other First Lien Claimholders will object to or contest, or otherwise support any other person in contesting or objecting to, any such action;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not in violation of the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Lien Collateral Agent or any Second Lien Claimholder may seek, or otherwise support, any relief that would alter the lien priorities provided herein or otherwise be inconsistent with or seek to contravene the provisions of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); provided that in the event that the exercise any of rights or remedies are necessary at any time after the expiration of the Standstill Period, the First Lien Claimholders and the Second Lien Claimholders shall reasonably discuss the possibility of undertaking a coordinated enforcement process, provided that neither party shall be responsible for paying the other party’s costs in connection with any such enforcement and, unless the First Lien Claimholders and the Second Lien Claimholders otherwise agree in writing, such discussions shall not reinstate or otherwise extend the Standstill Period or constitute a forbearance or waiver of the Second Lien Claimholders’ ability to exercise rights or remedies after the termination of the Standstill Period;

(6) exercise any right or remedy permitted under Section 3.1(f);

(7) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Lien Collateral Agent or any First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations;

(8) take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims;

(9) seek specific performance or other injunctive relief to compel the Company to comply with a non-payment obligation (including, without limitation, any Equity Rights) under any Second Lien Loan Document or other agreement or Equity Interest with respect to any Equity Rights;

(10) exercise any Equity Rights; and

(11) inspect or appraise the Collateral (and engage or retain investment bankers or appraisers for the sole purpose of appraising or valuing the Collateral) or receive information or reports concerning the Collateral.

The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except as expressly permitted by Section 3.1(a)(1) (to the extent the Second Lien Collateral Agent and Second Lien Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement).

(e) Subject to Sections 3.1(a) and (d) and Section 6.3(b):

(1) the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees that the Second Lien Collateral Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral by the First Lien Collateral Agent, whether by foreclosure or otherwise, absent gross negligence, willful misconduct, bad faith, self-dealing or fraud on the part of First Lien Collateral Agent or such First Lien Claimholder, as the case may be;

(2) the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor to object to the manner in which the First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders, in each case absent gross negligence, willful misconduct, bad faith, self-dealing or fraud on the part of the First Lien Collateral Agent or such First Lien Claimholder, as the case may be; and

(3) the Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Credit Documents.

(f) As long as such exercise is not contrary to the terms of this Agreement, and whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Lien Collateral Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(g) Nothing in this Agreement shall prohibit or limit the payment to and the receipt by the Second Lien Collateral Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Claimholder of the express terms of this Agreement. Except as may be expressly provided herein to the contrary for the exclusive benefit of the Second Lien Claimholders, nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.

(h) The First Lien Collateral Agent shall endeavor to deliver simultaneous written notice to the Second Lien Collateral Agent of the First Lien Collateral Agent commencing any Enforcement Action (“Enforcement Notice”).

3.2 Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder under the First Lien Loan Documents, and the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder under the Second Lien Loan Documents, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the First Lien Claimholders or the Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the First Lien Collateral Agent for itself and on behalf of each other First Lien Claimholder or the Second Lien Collateral Agent for itself and on behalf of each other Second Lien Claimholder of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement or their respective First Lien Loan Documents or Second Lien Loan Documents, as the case may be.

Section 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by the First Lien Collateral Agent or First Lien Claimholders shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver any remaining Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representation or warranty) first, unless a Discharge of Second Lien Obligations has already occurred, to the Second Lien Collateral Agent to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Loan Documents until a Discharge of Second Lien Obligations, second, if there are any Excess First Lien Obligations, to First Lien Collateral Agent for application to the Excess First Lien Obligations in such order as specified in the First Lien Loan Documents until payment in full in cash of all such Excess First Lien Obligations, and third, following any Discharge of First Lien Obligations, Discharge of Second Lien Obligations and payment in full in cash of any Excess First Lien Obligations, to the Company or as a court of competent jurisdiction may otherwise direct. For the avoidance of doubt, the parties hereto hereby acknowledge and agree that Equity Interest Proceeds with respect to Equity Rights are not proceeds from Collateral.

4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received by the Second Lien Collateral Agent or any Second Lien Claimholders solely in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral shall be applied in accordance with Section 4.1 hereof.

Section 5. Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by the First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent, for itself or on behalf of any other First Lien Claimholder, releases any of its Liens on any part of the Collateral or, in connection with the sale or disposition of all or substantially all of the equity interests of any Guarantor Subsidiary, releases any Guarantor Subsidiary from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Guarantor Subsidiary under its guaranty of the Second Lien Obligations, shall be automatically released to the same extent as the Liens of the First Lien Collateral Agent so long as the proceeds are applied in accordance with Section 4.1. If in connection with any Enforcement Action or other exercise of rights and remedies by the First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the Equity Interests of any Person are foreclosed upon or otherwise disposed of and the First Lien Collateral Agent releases its Lien on the property or assets of such Person then the Liens of Second Lien Collateral Agent with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of the First Lien Collateral Agent. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Guarantor Subsidiary such termination statements, releases and other documents as the First Lien Collateral Agent or such Guarantor Subsidiary may reasonably request to effectively confirm the foregoing releases.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of the First Lien Loan Documents and permitted under the terms of the Second Lien Loan Documents (other than in connection with an Enforcement Action of the First Lien Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a) above), the First Lien Collateral Agent, for itself or on behalf of any other First Lien Claimholder, releases any of its Liens on any part of the Collateral, or releases any Guarantor Subsidiary from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Guarantor Subsidiary under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Guarantor Subsidiary such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may reasonably request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs and upon the occurrence and during the continuance of an Event of Default under the First Lien Credit Agreement, the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release, solely to the extent the Second Lien Collateral Agent failed to take such actions within a commercially reasonable period of time. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral or any Guarantor Subsidiary from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from any Guarantor Subsidiary, then the Second Lien Collateral Agent, for itself and for the Second Lien Claimholders, shall automatically be deemed to have been granted a Lien on any such Collateral (except to the extent such Lien represents a Second Lien Declined Lien with respect to the Indebtedness represented by the Second Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and the Second Lien Collateral Agent shall be granted an additional guaranty, as the case may be, and each applicable Grantor shall execute any documentation reasonably requested by the Second Lien Collateral Agent to evidence any such grant.

5.2 Insurance. Until the earlier to occur of the Discharge of First Lien Obligations or the expiration of the Standstill Period, the First Lien Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents and thereafter, if a Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Loan Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, if a Discharge of Second Lien Obligations has occurred, to the payment of any Excess First Lien Obligations and, thereafter, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, then it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Loan Documents and Second Lien Loan Documents.

(a) The First Lien Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms; provided that any such amendment, restatement, supplement or modification shall not, without the consent of the Second Lien Collateral Agent (acting at the direction of a majority in interest of the Second Lien Claimholders):

(1) increase the then-outstanding principal amount of the First Lien Obligations in excess of the First Lien Cap Amount;

(2) prohibit payments of principal and interest on the Second Lien Obligations or any exercise of the Equity Rights in connection therewith;

(3) increase the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate (other than any increase occurring because of fluctuations in underlying rate indices, pricing grids, the imposition of the default rate of interest in accordance with the terms of the First Lien Credit Agreement, or changes in interest rates resulting from the replacement of any rate index/indices with an alternative rate index/indices), by imposing fees or premiums, or by modifying the method of computing interest, or modify or implement any letter of credit, commitment, facility, utilization, make-whole or similar fee so that the combined interest rate and fees are increased by more than 2.0% per annum in excess of the total yield on Indebtedness outstanding thereunder as in effect on the date hereof (excluding any (x) customary amendment or consent fees or (y) increases resulting from the accrual of interest at the default rate);

(4) shorten the scheduled maturity of the First Lien Obligations or provide for any scheduled principal amortization other than those provided for in the First Lien Credit Agreement as in effect on the date hereof, other than with respect to the exercise of any Equity Rights; or

(5) amend the First Lien Loan Documents in any manner which would have the effect of contravening the terms of this Agreement.

(b) Without the prior written consent of a majority in interest of the First Lien Lenders, no Second Lien Loan Document may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time or entered into (1) unless such amendment, supplement, waiver or modification relates to the Second Lien Equity Rights and (2) to the extent such amendment, restatement, supplement or modification, or the terms of any new Second Lien Loan Document, would:

(1) increase the then-outstanding principal amount of the Second Lien Obligations in excess of (x) $45,000,000 plus (y) any accrued pay-in-kind interest on such principal amount;

(2) prohibit payments of principal and interest on the First Lien Obligations (other than payment of principal thereof in excess of the First Lien Cap Amount) or any exercise of the Equity Rights in connection therewith;

(3) increase the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate (other than any increase occurring because of fluctuations in underlying rate indices, pricing grids, the imposition of the default rate of interest in accordance with the terms of the First Lien Credit Agreement, or changes in interest rates resulting from the replacement of any rate index/indices with an alternative rate index/indices), by imposing fees or premiums, or by modifying the method of computing interest, or modify or implement any letter of credit, commitment, facility, utilization, make-whole or similar fee so that the combined interest rate and fees are increased by a rate that would result in such interest rate or yield being in excess of 2.0% per annum less than such interest rate or yield accruing with respect to the First Lien Obligations (excluding any (a) customary amendment or consent fees or (b) increases resulting from the accrual of interest at the default rate), other than with respect to the exercise of any Equity Rights;

(1) shorten the scheduled maturity of the Second Lien Obligations or provide for any scheduled principal amortization other than those provided for in the Second Lien Credit Agreement as in effect on the date hereof, other than with respect to the exercise of any Equity Rights;

(2) amend the Second Lien Loan Documents in any manner which would have the effect of contravening the terms of this Agreement.

5.4 Confirmation of Lien Subordination in Second Lien Collateral Documents. The Company and each other Grantor agrees that, each Second Lien Collateral Document executed and delivered after the date hereof shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of September 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among ATW SPECIAL SITUATIONS II LLC, as First Lien Collateral Agent, and ATW SPECIAL SITUATIONS I LLC, as Second Lien Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5 Gratuitous Bailee/Agent for Perfection.

(a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to or does perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as gratuitous bailee for the Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Lien Collateral Agent, the First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agent, subject to the terms and conditions of this Section 5.5.

(b) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interest of the Second Lien Collateral Agent or other Second Lien Claimholders or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c) None of the First Lien Collateral Agent and the First Lien Claimholders shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Lien Collateral Agent or any Second Lien Claimholder and the Second Lien Collateral Agent and the Second Lien Claimholders hereby waive and release the First Lien Collateral Agent and the First Lien Claimholders from all claims and liabilities arising pursuant to the First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Collateral Agent and the Second Lien Claimholders on the other hand, may differ and the First Lien Collateral Agent and the First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Collateral Agent or the Second Lien Claimholders.

(d) Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Collateral Agent is a party, the First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) as provided in Section 4.1. The First Lien Collateral Agent further agrees to take all other action reasonably requested by the Second Lien Collateral Agent at the expense of the Second Lien Collateral Agent or the Company in connection with the Second Lien Collateral Agent obtaining a first-priority interest in the Collateral.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, substantially contemporaneously with the Discharge of First Lien Obligations, the Company or any other Grantor enters into any Refinancing of the First Lien Credit Agreement, which Refinancing is permitted by the Second Lien Loan Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Loan Documents shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon the Second Lien Collateral Agent’s receipt of a written notice (the “New First Lien Debt Notice”) stating that the Company or any other Grantor has entered into a new First Lien Credit Agreement (which notice shall include such new First Lien Credit Agreement and all First Lien Loan Documents (other than any fee letters or other documents containing confidential business information) executed or delivered in connection therewith, and the identity of the new first lien collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into amendments or supplements to this Agreement to the extent necessary to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The New Agent shall agree in a writing reasonably satisfactory to the Second Lien Collateral Agent and addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second-priority Lien, subject in priority only to the First Lien Obligations, on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement except to the extent such Lien on such assets constitutes a Second Lien Declined Lien.

5.7 Purchase Right. (a) Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Loan Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree at any time following the first to occur of (1) the commencement of any Insolvency or Liquidation Proceeding, (2) the acceleration of the First Lien Obligations or taking of any Enforcement Action, (3) a payment default with respect to any First Lien Obligations that has not been cured or waived within 60 days after the occurrence thereof or (4) delivery of an Enforcement Notice, the Second Lien Claimholders will have the option to purchase, and the First Lien Claimholders shall be obligated to sell on the date provided in the notice to First Lien Claimholders of the exercise of such purchase option by the Second Lien Claimholders (the “Proposed Purchase Date”), the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (but specifically excluding any Excess First Lien Obligations on or prior to the Proposed Purchase Date) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(d), on a pro rata basis among the First Lien Claimholders, which option may be exercised by less than all of the Second Lien Claimholders so long as all the accepting Second Lien Claimholders shall when taken together purchase such entire aggregate amount as set forth above; provided that (A) the Proposed Purchase Date must be no later than ten (10) Business Days after the date upon which any Second Lien Claimholder provides notice to the First Lien Claimholders of its intent to exercise the purchase right contemplated hereby, (B) if any Second Lien Claimholder fails to purchase the First Lien Obligations on the Proposed Purchase Date in accordance with the provisions of this Section 5.7, such Second Lien Claimholder and its Affiliates shall no longer have the right to exercise a purchase right under this Section 5.7 and (C) prior to the Proposed Purchase Date the First Lien Claimholders may exercise any Equity Rights in accordance with the First Lien Loan Documents.

(b) The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations (other than any Excess First Lien Obligations) then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Claimholder to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums) (which, for the avoidance of doubt, shall not include any acceleration prepayment penalties or premiums), and (2) all accrued and unpaid fees and expenses (including reasonable and documented outside attorneys’ fees and expenses) owed to the First Lien Claimholders under or pursuant to the First Lien Loan Documents on the date of purchase to the extent not allocable to Excess First Lien Obligations, solely to the extent Grantors are obligated to reimburse the First Lien Claimholders therefor.

(c) If the Second Lien Claimholders (or any subset of them) exercise the purchase option pursuant to Section 5.7(a) above, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the Second Lien Collateral Agent and the parties shall use commercially reasonable efforts to close promptly after such exercise. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(d) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of such purchase, immediately before giving effect to the purchase:

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2) each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens granted by it.

Section 6. Insolvency or Liquidation Proceedings.

6.1 [Reserved].

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral other than with respect to the exercise of Equity Rights, without the prior written consent of the First Lien Collateral Agent, unless the First Lien Agent has been granted such relief or a motion for adequate protection permitted under Section 6.3 has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by the First Lien Collateral Agent for relief from such stay.

6.3 Adequate Protection.

(a) Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the First Lien Collateral Agent or the First Lien Claimholders for adequate protection under any Bankruptcy Law that does not contravene the terms of this Agreement; or

(2) any objection by the First Lien Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral or an administrative claim in connection with any Cash Collateral use or any financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, for itself or any of the other Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral and junior administrative claims, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement, and which administrative claims shall be subordinated in right of payment to the administrative claims provided to the First Lien Claimholders (or any subset thereof) to the same extent as Liens of the Second Lien Claimholders are subordinated to the Liens of the First Lien Claimholders hereunder; and

(2) The Second Lien Collateral Agent and Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Second Lien Representatives, Second Lien Collateral Agents and Second Lien Claimholders on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Second Lien Representatives, Second Lien Collateral Agents and Second Lien Claimholders on the collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Collateral Agent and the Second Lien Claimholders and (D) periodic interest payments at the non-default rate and the payment of reasonable out-of-pocket expenses.

(c) The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Lien Collateral Agent at least five (5) full Business Days in advance of such hearing.

6.4 [Reserved].

6.5 Avoidance Issues. If any First Lien Claimholder or Second Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations or Second Lien Obligations, as applicable (a “Recovery”), then such First Lien Claimholder or Second Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations or Second Lien Claimholder, as applicable, with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Neither the Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of any First Lien Claimholder’s Lien on the Collateral, without regard to the existence of the Lien of the Second Lien Collateral Agent or the Second Lien Claimholders on the Collateral.

(b) Neither the First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agent, on behalf of the Second Lien Claimholders, on the Collateral (after taking into account the amount of the First Lien Obligations); provided that if the First Lien Collateral Agent shall have made any such claim, such claim either has been approved or will be approved contemporaneously with the approval of the Second Lien Collateral Agent’s claim.

6.8 Waiver. The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code.

6.9 Separate Grants of Security and Separate Classification. The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, and the First Lien Collateral Agent for itself and on behalf of each other First Lien Claimholder, acknowledges and agrees that

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest (including any additional interest payable pursuant to the First Lien Loan Documents arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) in all cases to the extent constituting First Lien Obligations, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders); provided that the foregoing shall not require the Second Lien Collateral Agent or any Second Lien Claimholder to turnover distributions that do not constitute Collateral or proceeds of Collateral.

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The Parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

Section 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Loan Documents or this Agreement. The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

7.2 No Warranties or Liability. The First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, acknowledges and agrees that each of the First Lien Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon, in each case whether existing on or prior to the date hereof or otherwise. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agent or any of the other First Lien Claimholders, and the First Lien Collateral Agent and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agent or any of the other Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) Except with respect to a Declined Lien, no right of the First Lien Claimholders, the First Lien Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) Until the Discharge of First Lien Obligations, the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Claimholders and the Second Lien Collateral Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement other than the defense that the Discharge of the First Lien Obligations has occurred.

Section 8. Miscellaneous.

8.1 Integration/Conflicts. This Agreement, the First Lien Loan Documents and the Second Lien Loan Documents represent the entire agreement of the Grantors, the First Lien Claimholders and the Second Lien Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Lien Claimholder or the Second Lien Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination. The Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar Person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, upon the date upon which the First Lien Obligations are Discharged, subject to the rights of such First Lien Claimholders under Sections 5.6 and 6.5; and

(b) with respect to the Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, the date upon which the Second Lien Obligations are Discharged subject to the rights of such Second Lien Claimholders under Sections 5.6 and 6.5;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided, however, that this Agreement may be amended from time to time, without the consent of either the Second Lien Collateral Agent or the First Lien Collateral Agent, to add additional Grantors, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent (i) its rights are directly and adversely affected by any such amendment, modification or waiver, (ii) any such amendment, modification or waiver reduces the amount of debt available to be incurred by the Borrower under the First Lien Loan Documents or Second Lien Loan Documents, or (iii) any such amendment, modification or waiver increases the obligations of Borrower under this Agreement.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. The First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Collateral Agent and the Second Lien Claimholders, on the other hand, shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Claimholder, on the one hand, or the First Lien Collateral Agent or any First Lien Claimholder, on the other hand, of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent, any of the other First Lien Claimholders, the Second Lien Collateral Agent or any of the other Second Lien Claimholders in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent, any Second Lien Claimholder, the First Lien Collateral Agent or any First Lien Claimholder, it or they shall be under no obligation:

(a)   to make, and the First Lien Collateral Agent and the First Lien Claimholders or the Second Lien Collateral Agent and the Second Lien Claimholders, as applicable, shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Notwithstanding any provision herein to the contrary, the First Lien Collateral Agent and the Second Lien Collateral Agent shall each endeavor to promptly provide (i) upon request of the other party, information and particulars as to the amounts owing by the Company in respect of the First Lien Obligations and Second Lien Obligations, respectively, and (ii) to the other party, copies of any written waivers of any events of default granted pursuant to their respective loan documents and copies of all amendments to their respective loan documents; provided, however, that the failure to provide such information or copies of such instruments shall not affect the validity or enforceability of such instruments or give rise to any claim against such Person.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Agent pays over to the First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Agent shall be subrogated to the rights of the First Lien Collateral Agent and the First Lien Claimholders; provided that the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Agent or the Second Lien Claimholders that are paid over to the First Lien Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations. Following the Discharge of First Lien Obligations, the First Lien Collateral Agent agrees to execute such documents, agreements, and instruments as the Second Lien Collateral Agent may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Obligations resulting from payments to the First Lien Collateral Agent by such Person.

8.6 [Reserved].

8.7 Submission to Jurisdiction; Certain Waivers. Each of the Company, each Grantor and each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Loan Document or Second Lien Loan Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 8.7 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 8.9 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in clause (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.8 WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND EACH OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.9 Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex, or electronic mail or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.10 Further Assurances. The First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder under the First Lien Loan Documents, and the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder under the Second Lien Loan Documents, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.11 Applicable Law. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.12 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and their respective successors and assigns from time to time; provided, however, First Lien Collateral Agent and the First Lien Claimholders agree that no assignment shall be made to any Grantor or any affiliate of any Grantor (other than an affiliate that is a wholly owned subsidiary of a First Lien Claimholder (or a parent company thereof) as of the date hereof). If either of the First Lien Collateral Agent or the Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.13 Section Headings. The section headings and table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

8.14 Counterparts. This Agreement may be executed (including electronic execution) by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.15 Authorization. By its signature, each Person executing this Agreement, on behalf of Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the Collateral Agents, the First Lien Claimholders and the Second Lien Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the First Lien Claimholders on the one hand and the Second Lien Collateral Agent and the Second Lien Claimholders on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders. Other than as set forth in Section 8.3, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company, nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.17 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.18 Additional Grantors. Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Loan Document or Second Lien Loan Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a Joinder Agreement substantially in the form attached hereto as Exhibit A that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Loan Document or such Second Lien Loan Document.

8.19 Equity Rights. Nothing in this Agreement shall prevent any of the following actions: (a) the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and/or any of their respective affiliates or agents, as applicable, from exercising any of the Equity Rights; (b) the Company from paying, or the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and/or any of their respective affiliates or agents, as applicable, from receiving, any dividends, distributions or other payments on account of its Equity Rights or any other Equity Rights Proceeds; or (c) the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and/or any of their respective affiliates or agents, as applicable, from exercising any rights under any organization documents of any Grantors or any subscription agreement, registration rights agreement, Equity Interest or other agreement or security of any Grantor related to the Equity Rights (excluding, for the avoidance of doubt, any rights under any such agreement or security relating to Liens on the Collateral).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent

ATW Special situations iI llc, as First Lien Collateral Agent,

By:	/s/ Antonio Ruiz-Gimenez
	Name:	Antonio Ruiz-Gimenez
	Title:	Managing Member

Notice Information:

17 State Street, Suite 2130,
New York, N.Y. 10004
Attention: Alex LaViolette, Isaac Barber,
Antonio Ruiz-Gimenez
Email: notice@atwpartners.com

[Signature Page to Intercreditor Agreement]

Second Lien Collateral Agent

ATW Special situations i llc, as Second Lien Collateral Agent

By:	/s/ Antonio Ruiz-Gimenez
	Name:	Antonio Ruiz-Gimenez
	Title:	Managing Member

Notice Information:

17 State Street, Suite 2100,
New York, N.Y. 10004
Attention: Alex LaViolette, Isaac Barber,
Antonio Ruiz-Gimenez
Email: notice@atwpartners.com

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to by:

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus Radford
	Name:	Nicolaus Radford
	Title:	President and Chief Executive Officer

NAUTICUS ROBOTICS HOLDINGS, INC.

By:	/s/ Nicolaus Radford
	Name:	Nicolaus Radford
	Title:	President and Chief Executive Officer

Notice Information:
17146 Feathercraft Lane, Suite 450, Webster, TX 77598

[Signature Page to Intercreditor Agreement]

Exhibit A to the
Intercreditor Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [   ] dated as of [      ], 20[  ] (the “Grantor Joinder Agreement”) to the INTERCREDITOR AGREEMENT dated as of September 18, 2023 (the “Intercreditor Agreement”), among ATW SPECIAL SITUATIONS II LLC, as First Lien Collateral Agent, ATW SPECIAL SITUATIONS I LLC, as Second Lien Collateral Agent, and acknowledged and agreed to by NAUTICUS ROBOTICS, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The undersigned, [______________], a [________________], (the “New Grantor”) wishes to acknowledge and agree to the Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 8.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Collateral Agents and the Claimholders:

Section 1. Accession to the Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 8.16 thereof, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement. This Grantor Joinder Agreement supplements the Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.18 of the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Collateral Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Exhibit A

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.9 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.9 of the Intercreditor Agreement.

Section 9. Miscellaneous. The provisions of Article 8 of the Intercreditor Agreement will apply with like effect to this Grantor Joinder Agreement.

Exhibit A